Stewart Reports Results for the Second Quarter 2014

- Pretax earnings were $11.5 million (including the negative impacts of a $10.5 million litigation settlement charge and $3.2 million of primarily acquisition-related costs) compared to $48.9 million in the prior year quarter

- Title revenues declined 14.3 percent to $412.8 million for the second quarter 2014

- International operating revenues for the second quarter 2014 increased 7.3 percent to $32.8 million

- Title losses as a percentage of title revenues were 4.4 percent compared to 5.0 percent in the prior year quarter

- Three acquisitions were closed during the quarter

- Mortgage Services revenues, including acquisitions closed during the quarter, decreased 3.6 percent for the second quarter 2014 compared to the second quarter 2013 and increased sequentially 14.0 percent from the first quarter 2014

HOUSTON, July 31, 2014 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net earnings attributable to Stewart of $6.3 million, or $0.27 per diluted share, for the second quarter 2014, compared to earnings of $26.9 million, or $1.09 per diluted share, for the second quarter 2013. Second quarter 2014 results included a charge of $10.5 million, or $0.42 per share, recorded in the title segment relating to a previously announced litigation settlement as well as approximately $3.2 million, or $0.13 per share, of aggregate costs recorded in the corporate segment related primarily to acquisition-related costs.

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2014	2013	2014	2013

Total revenues	$446.8	$517.2	$840.4	$940.9
Pretax earnings (loss) before noncontrolling interests (a)	11.5	48.9	(7.1)	56.0
Income tax expense (benefit)	2.8	19.0	(5.2)	21.4
Net earnings (loss) attributable to Stewart	6.3	26.9	(5.8)	30.1
Net earnings (loss) per diluted share attributable to Stewart	0.27	1.09	(0.26)	1.25

a.

Pretax (loss) earnings before noncontrolling interests for the first six months of 2014 included $7.1 million of aggregate costs related to a shareholder settlement, legal, due diligence and integration costs related to acquisitions and a $10.5 million charge related to settlement of a litigation matter. Pretax earnings before noncontrolling interests for the first six months of 2013 included a $5.4 million non-cash charge relating to the early retirement of convertible senior notes, partially offset by a $1.7 million gain on non-title-related insurance policy proceeds.

Compared to the second quarter 2013, title revenues decreased 14.3 percent in the second quarter 2014. Revenues for the second quarter were negatively impacted by softer market conditions as the number of title orders opened declined 17 percent compared to second quarter 2013. Revenues from direct operations for the second quarter 2014 decreased 4.3 percent compared to the same quarter last year but increased 35.5 percent sequentially from the first quarter 2014. Title orders closed declined 20 percent compared to 2013 largely due to the decline in refinancing orders. We closed 70 percent of title orders opened in the second quarter 2014 compared to 73 percent in second quarter 2013.

Mortgage services revenues for the second quarter 2014, including revenues from acquisitions closed during the quarter, decreased 3.6 percent compared to the second quarter of 2013.

"While pleased with several internal developments and ongoing initiatives in the second quarter 2014, the overall market continued the themes observed over the last three quarters in the housing industry," said Matthew W. Morris, chief executive officer. "Total title orders, while rebounding from the depressed level of the first quarter 2014, remained well below year-ago numbers. The spring and early summer housing selling season did not have the upward momentum expected by most industry analysts. As a result, title segment revenues fell 15.3 percent compared to the second quarter 2013."

For the first six months of 2014, net loss attributable to Stewart was $5.8 million, or ($0.26) per diluted share, compared to net earnings of $30.1 million, or $1.25 per diluted share, for the same period in 2013. Pretax loss for the year to date period in 2014 was $7.1 million, as compared to pretax earnings of $56.0 million for the prior year to date period. Results for the first six months of 2014 include, in addition to the $10.5 million litigation settlement charge, aggregate costs of approximately $7.1 million related to a shareholder settlement as well as legal, due diligence and other costs related to acquisitions.

Compared to the first six months of 2013, title revenues decreased 10.7 percent in the first six months of 2014, while mortgage services revenues decreased 16.4 percent. Revenues for the first six months of 2014 were negatively impacted by softer market conditions as the number of title orders opened declined 18.4 percent compared to first six months of 2013. We closed 67 percent of title orders opened compared to 72 percent in the first six months of 2013. Mortgage services revenues declined as the overall improvement in the housing market during 2013 lowered demand for distressed and default-related services. The decline was partially offset by the aforementioned acquisitions.

Real Estate Market
Existing home sales declined 4.5 percent in the second quarter 2014 from a year ago, partially due to the harsh winter weather in first quarter 2014 that limited new contracts as well as rising interest rates that negatively impacted affordability. Following the usual seasonal pattern, though muted somewhat, home sales increased 5.8 percent sequentially from the first quarter 2014, although this increase was far less than that anticipated by industry forecasts. Median home prices rose 4.6 percent from a year ago and 11.2 percent from the first quarter of this year. As in first quarter 2014, refinance lending volume continued to fall significantly, declining 65.3 percent from the second quarter 2013.

"As always, we are mindful of industry conditions, with some observers predicting a sub-$1 trillion mortgage origination market in 2014. Considering that in 2013 mortgage originations were approximately $1.8 trillion, a potential decline of this magnitude would resemble the 2005-2008 period. Given this, we believe disciplined adherence to cost containment and our five-year strategic plan developed in 2012 is more important than ever. Successful execution of our plan will ensure the offerings and financial stability our customers expect and the financial rewards our shareholders expect," continued Morris.

Title Insurance Segment
Our title segment revenues increased sequentially 11.6 percent from first quarter 2014. In the second quarter 2014, the title segment generated a pretax margin of 11.2 percent, an increase of 630 basis points from first quarter 2014.

Our direct operations include local offices, commercial and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues decreased 8.3 percent to $34.2 million from the second quarter 2013 as a result of weaker market conditions. International operating revenues (including foreign-sourced commercial revenues of $3.4 million) increased 7.3 percent to $32.8 million from second quarter 2013 and increased sequentially by 49.2 percent from first quarter 2014, due largely to increased commercial transactions.

Total opened title orders in direct domestic operations (excluding acquired offices) decreased 16.7 percent from the second quarter 2013, driven principally due to the decline in refinancing orders. However, opened orders increased 15.6 percent sequentially from the first quarter 2014, resulting from increases in resale and commercial orders. Refinancing orders were 18.1 percent of total opened orders in second quarter 2014, down from 30.2 percent in the second quarter 2013 and down sequentially from 19.1 percent in the first quarter 2014. Title orders closed per workday in direct operations decreased 20.0 percent from second quarter 2013 but rose 32.5 percent from first quarter 2014. Title revenue per closed order in direct operations increased 19.8 percent and 11.0 percent from second quarter 2013 and first quarter 2014, respectively. The increase over the prior year quarter is primarily due to home price appreciation, a shift in order mix to more resale and commercial orders, and, to a lesser extent, a rate increase in Texas that became effective May 1, 2013. Only orders that have a premium component are included in our open and closed order counts. Independent agency revenues decreased 22.2 percent from the second quarter 2013 and 1.8 percent sequentially from first quarter 2014. Our independent agency remittance rate of 18.7 percent was unchanged from second quarter 2013 but improved sequentially from 18.2 percent in the first quarter 2014.

Title policy loss experience continued to improve, including both incurred losses and claims payments, during the second quarter 2014, reflecting our ongoing attention to prudent risk management with emphasis on the quality and profitability of our independent agency network. Due to this ongoing improvement, we recorded a policy loss reserve reduction of $6.5 million relating to prior policy years, and anticipate lowering our loss provisioning rate modestly for the remainder of 2014. During the second quarter 2013, we lowered our policy loss reserves by $6.6 million. The title loss ratio in any given quarter is significantly influenced by changes in title revenues, new large claims incurred as well as adjustments to reserves for existing large claims. Title loss expense declined 24.8 percent to $18.2 million in the second quarter 2014 compared to $24.2 million in the second quarter 2013. As a percentage of title revenues, title losses were 4.4 percent in the second quarter 2014, 5.0 percent in the second quarter 2013, and 6.3 percent in the first quarter 2014. Total balance sheet policy loss reserves were $494.1 million at June 30, 2014.

Mortgage Services Segment
Revenues from our mortgage services segment were $39.4 million for the second quarter 2014, increasing 5.5 percent compared to $37.3 million in the second quarter 2013 and increasing 37.1 percent sequentially from first quarter 2014. The segment reported a pretax loss of $1.4 million in the second quarter 2014 compared to pretax earnings of $5.2 million and a pretax loss of $1.6 million for the second quarter 2013 and first quarter 2014, respectively.

During the second quarter, we completed the previously announced acquisitions of Wetzel Trott, Inc. (closed April 2nd), the title business of DataQuick Lending Solutions (closed April 2nd; the closing of the collateral valuation business of DataQuick is scheduled for August 1st) and LandSafe Title (closed May 31st). Integration efforts began immediately after closing, and we remain confident of achieving the original synergy estimate of approximately $5.0 million. In accordance with segment accounting rules, the revenues associated with the acquired centralized title businesses are reported in the Mortgage Services segment, and the title office operations are reported in the Title segment.

"We continued the diligent pursuit of our strategic initiatives for Mortgage Services, completing the acquisitions of all but the collateral valuation portion of the transactions announced in the first quarter. We remain confident that, once integrated with our existing Stewart Lender Services business, the depth and breadth of our suite of service offerings position us to excel in the evolving mortgage services market," noted Morris.

Expenses
Employee costs in the second quarter 2014 increased 3.3 percent from the second quarter 2013 and sequentially 6.6 percent from the first quarter 2014. Excluding the impact of acquisitions, employee costs declined 3.6 percent from the second quarter 2013 and increased 2.2 percent sequentially from the first quarter 2014. As a percentage of total operating revenues, employee costs were 34.2 percent, 28.5 percent, and 36.4 percent in the second quarter 2014, second quarter 2013, and first quarter 2014, respectively. Since year-end 2013, total headcount has increased by approximately 700 employees, with an increase of approximately 690 employees due to our recent acquisitions and 360 employees related to a new service offering and contract, partially offset by a reduction of approximately 350 in existing operations.

Other operating expenses increased by 21.4 percent in the second quarter 2014 compared to the second quarter 2013 and 31.6 percent sequentially from the first quarter 2014. The increase from the second quarter 2013 is due principally to the litigation settlement charge, the costs associated with acquisition integration efforts and the impact of acquisitions. Excluding the costs noted above, other operating expenses increased 4.3 percent. As a percentage of total operating revenues, other operating expenses were 20.2 percent, 14.3 percent, and 17.4 percent in the second quarter 2014, second quarter 2013 and first quarter 2014, respectively.

During the second quarter 2014, our cost management program was fully initiated. We identified specific opportunities for structural cost reductions, estimated the savings to be achieved from each, assigned project owners, and began developing implementation plans, including resources necessary and estimated timelines. We remain committed to our stated goal of achieving $25 million of annualized cost savings by the end of 2015 exclusive of market conditions.

Cash provided by operations was $18.3 million in the second quarter 2014 compared to $46.5 million for the same period in 2013. During the second quarter, we acquired approximately 96,000 shares of our common stock for an aggregate purchase price of approximately $2.9 million pursuant to the previously announced stock repurchase program.

Stewart will hold a conference call to discuss second quarter 2014 earnings at 8:30 a.m. Eastern Time on Thursday, July 31, 2014. To participate, dial (866) 952-1906 (USA) and (785) 424-1825 (International) – access code STCQ214. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call. The conference call replay will be available from 10:00 a.m. Eastern Time on July 31, 2014 until midnight on August 5, 2014, by dialing (800) 283-4799 (USA) or (402) 220-0860 (International). The access code is also STCQ214.

About Stewart Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Revenues:
Title insurance:
Direct operations	202,831	211,900	352,520	371,546
Agency operations	209,924	269,898	423,597	497,560
Mortgage services	29,886	31,014	56,103	67,083
Investment income	4,861	4,285	8,718	7,928
Investment and other (losses) gains – net	(664)	123	(524)	(3,184)
	446,838	517,220	840,414	940,933
Expenses:
Amounts retained by agencies	170,779	219,489	345,458	406,554
Employee costs	151,251	146,397	293,173	283,227
Other operating expenses	89,164	73,426	156,901	137,223
Title losses and related claims	18,170	24,169	40,937	47,731
Depreciation and amortization	5,055	4,221	9,450	8,578
Interest	883	656	1,545	1,611
	435,302	468,358	847,464	884,924
Earnings (loss) before taxes and noncontrolling interests	11,536	48,862	(7,050)	56,009
Income tax expense (benefit)	2,789	18,963	(5,168)	21,352
Net earnings (loss)	8,747	29,899	(1,882)	34,657
Less net earnings attributable to noncontrolling interests	2,468	3,000	3,946	4,552
Net earnings (loss) attributable to Stewart	6,279	26,899	(5,828)	30,105

Net earnings (loss) per diluted share attributable to Stewart	0.27	1.09	(0.26)	1.25
Average number of dilutive shares (000)	24,848	24,919	22,491	24,743

Segment information:
Title revenues	402,831	475,429	763,849	857,843
Title pretax earnings before noncontrolling interests	44,932	73,151	62,538	103,484

Mortgage services revenues	39,378	37,321	68,110	78,515
Mortgage services pretax (loss) earnings before noncontrolling interests	(1,379)	5,169	(2,943)	14,992

Corporate revenues	4,629	4,470	8,455	4,575
Corporate pretax loss before noncontrolling interests	(32,017)	(29,458)	(66,645)	(62,467)

Selected financial information:
Cash provided (used) by operations	18,283	46,484	(31,906)	43,094
Title loss payments - net of recoveries	21,419	29,737	54,236	63,419
Other comprehensive earnings (loss)	7,773	(14,333)	9,395	(16,778)

Number of title orders opened (000):
April	32.8	41.0
May	32.0	40.4
June	31.9	34.6
Quarter	96.7	116.0	180.4	221.1

Number of title orders closed (000):
April	22.0	27.9
May	22.6	29.6
June	23.3	27.4
Quarter	67.9	84.9	120.1	158.0

			June 30	December 31
			2014	2013
Stockholders' equity			663,903	663,089
Number of shares outstanding (000)			22,444	22,501
Book value per share			29.58	29.47

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	June 30	December 31
	2014	2013
Assets:
Cash and cash equivalents	150,376	194,289
Short-term investments	38,992	38,336
Investments – statutory reserve funds	438,714	450,564
Investments – other	130,329	86,779
Receivables – premiums from agencies	45,334	45,249
Receivables – other	65,776	69,289
Allowance for uncollectible amounts	(9,847)	(9,871)
Property and equipment, net	54,154	54,266
Title plants	76,822	76,822
Goodwill	273,176	231,838
Intangible assets	11,572	13,050
Deferred tax asset	2,108	144
Other assets	82,774	75,303

	1,360,280	1,326,058

Liabilities:
Notes payable	65,456	5,827
Convertible senior notes payable	27,162	27,119
Accounts payable and accrued liabilities	108,960	119,961
Estimated title losses	494,066	506,888
Deferred tax liability	733	3,174

	696,377	662,969

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	192,578	194,768
Retained earnings	446,489	452,314
Accumulated other comprehensive earnings	20,277	10,882
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	656,678	655,298
Noncontrolling interests	7,225	7,791
Total stockholders' equity	663,903	663,089

	1,360,280	1,326,058

CONTACT: Nat Otis, Director - Investor Relations, (713) 625-8360